Registration No.333-97047 424(b)(3)

                                     Pricing Supplement No:372 Cusip:14912LY21

                                     Dated:  August 6, 2003

Caterpillar Financial Services Corporation

Medium-Term Notes, Series F

(Floating Rate Notes)

    With Maturities of 9 Months or More from Date of Issue

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT, UNLESS OTHERWISE SPECIFIED HEREIN.

Original Issue Date:             August 4, 2003

Maturity Date:                   August 7, 2008

Principal Amount:                 $15,000,000.00

Issue Price (expressed as a

percentage of the aggregate

principal amount):                100.00%

Agent's Discount or Commission:        1.0%

Net Proceeds to Issuer:              $14,850,000.00

Base Interest Rate: Treasury Rate (the auction rate on Treasury bills having the Index Maturity specified below).

Specified Currency:         U.S. dollars

Spread (Plus or Minus):        Plus 70 basis points (.70%)

Initial Interest Rate:          1.664% per annum

Maximum Interest Rate: The interest rate on the Notes applicable to each quarterly Interest Period, which will be equal to the Interest Rate Basis plus the Spread, will be subject to a maximum interest rate of 5.35% per annum.

Index Maturity: Three months

Interest Payment Dates: Quarterly, on the 7th day of each February, May, August and November, commencing November 7, 2003.  If any Interest Payment Date is not a Business Day, the applicable Interest Payment Date will be postponed to the next succeeding day that is a Business Day and interest thereon will continue to accrue.

Interest Period: Each quarterly period from and including each Interest Reset Date (or from and including the Original Issue Date in the case of the initial Interest Period), to but excluding the next succeeding Interest Reset Date or Maturity Date, as the case may be.

Interest Reset Dates: Quarterly, on the 7th day of each February, May, August and November, commencing November 7, 2003.  If any Interest Reset Date is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day.

Interest Determination Dates: The day in the week in which the related Interest Reset Date falls on which day Treasury bills are normally auctioned.  Treasury bills are normally sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the Interest Reset Date, the related Interest Determination Date will be the preceding Friday.

Day Count Convention:       Actual/Actual

Redemption Date(s): We may not redeem the Notes prior to the Maturity Date.

Denominations: $1,000 and integral multiples of $1,000 in excess thereof.

Form, Clearance and Settlement:   Global Notes via The Depository

                           Trust Company.

Calculation Agent:            U.S. Bank Trust, N.A.

Agent:                              Merrill Lynch & Co., as principal.

RISK FACTORS

    Your investment in the Notes involves certain risks, not all of which are described in this Pricing Supplement.  In the consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Notes is suitable for you.  The Notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components and interrelationships.

Structure of Notes Indexed to Interest Rates

      Because the Notes are indexed to the Treasury Rate, there will be significant risks not associated with a conventional fixed rate debt security.  These risks include fluctuation of the interest rates and the possibility that you will receive a lower amount of interest.  We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results.  In recent years, values of certain interest rates have been volatile, and volatility in those and other interest rates may be expected in the future.  However, past experience is not necessarily indicative of what may occur in the future.   Although interest rates may be change, any such change will not affect the interest rate on any Note offered prior to the effective date of the change.

Your Return Will be Limited

      You should understand that because the Notes are subject to a Maximum Interest Rate, as defined above, the rate of interest that will accrue on the Notes during any Interest Period will never exceed 5.35% per annum.

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Pricing Supplement to Prospectus Supplement dated August 15, 2002 and Prospectus dated August 8, 2002